UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 18, 2004

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdiction of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida (Address of Principal Executive Offices)	13-3368271 (IRS Employer Identification No.) 33734 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

Flanders Corporation (Nasdaq:FLDR), today announced its results for the year ended December 31, 2003.  Earnings from continuing operations were $7.7 million, or $0.30 per share, up 63.8% from $4.7 million, or $0.18 per share for 2002.  Revenues for the year were down slightly to $182.8 million from $184.2 million for the year 2002.

Excluding revenues from the Tidewater Group, which was sold in December 2002, sales were up approximately 2% compared to the year ended December 31, 2002. The U.S. manufacturing economy continued to shrink during the year, even though the rest of the economy grew.  The Company’s industrial filter sales, which are primarily to other manufacturing companies, continued to be negatively impacted by the decline in the overall manufacturing sector, however it appears that the Company has increased its market share in this category.  Operating results were again negatively impacted during the year by higher than expected bad debt expenses.

Robert Amerson, Chairman of the Board, commented, “During the year, the industrial and wholesale markets experienced a wave of consolidations and financial instability.  This negatively impacted this years financial performance, but we have seen a turnaround in this segment and believe that this market will correct itself during 2004.   We anticipate that our financial stability, manufacturing capacity and delivery performance will enable us to acquire a leading market position in industrial and wholesale filter products as this process continues.”

Robert Amerson, Chairman of the Board, continued, “We are continuing to see a tremendous amount of interest in our high-end containment products for government and commercial settings. We continue to work on acquiring contracts in this area, and believe that success in this area could have a major impact on our operations. This is a developing market, and we currently have no reliable data as to the size of this niche.  We have a competitive advantage with these customers, given our long experience in what was, historically, a niche specialty manufacturing area.”

Conference Call

The Company has scheduled a conference call for Thursday afternoon, February 19, 2004 at 2:00 EST.  People wishing to participate in the conference call should dial 973-935-2407 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	2003	2002
Net sales	$ 182.8	$ 184.2
Gross profit	43.3	40.8
Operating expenses	32.1	29.6
Operating income	11.2	11.2
Earnings from continuing operations before income taxes	11.3	7.7
Earnings from continuing operations before cumulative effect of accounting change	7.7	4.7
Cumulative effect of accounting change, net of taxes	-	(27.7)
Net earnings (loss)	$ 7.7	$ (22.9)
Earnings per share from continuing operations: Basic	$ 0.30	$ 0.18
Diluted	$ 0.29	$ 0.18
Earnings (loss) per share: Basic	$ 0.30	$ (0.88)
Diluted	$ 0.29	$ (0.88)
Common shares outstanding: Basic	26.0	26.0
Diluted	26.4	26.0

Discussion of Results of Operations

Net Sales: Overall net sales for 2003 decreased by $1.4 or less than 1 percent, to $182.8, from $184.2 for 2002.  Excluding revenues from the Tidewater Group, which was sold in December 2002, sales were up approximately 2% compared to the year ended December 31, 2002.  The company believes its net sales, excluding revenues from the Tidewater Group in 2002, would have increased even greater had it not been for the continuation of a general decrease in air filter sales across the industry which began in the fourth quarter of 2001and the elimination of unprofitable product lines, partially balanced by our success in increasing our market share.

Gross Profit:  Gross profit for 2003 increased $2.5, or 6.0%, to $43.3, which made up 23.7% of net sales, from $40.8 for 2002, which made up 22.2% of net sales.  The gross profit increase was principally attributable to:

  Reductions in raw material expenses due to vertical integration.

  Reductions in direct labor force headcount and better utilization of our automated equipment.

Operating Expenses:  Operating expenses for 2003 increased $2.5, or 8.5%, to $32.1, from $29.6 in 2002. The increase in operating expenses was primarily caused by an unusually high bad debt expense of  approximately $3.5 million which management believes is a symptom of the general downturn in the air filtration industry.

Earnings from continuing operations before cumulative effect of a change in accounting principles: Earnings from continuing operations before cumulative effect of a change in accounting principles for 2003 increased $3.0, to $7.7, or $0.30 per share, from $4.7, or $0.18 per share for 2002.  The increase in earnings is primarily attributable to the reduction of interest expense and increase in gross margin due to vertical integration of various raw materials offset by an increase in bad debt expense.

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 18, 2004

FLANDERS CORPORATION

By:  /s/  Steven K. Clark_________

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/
Chief Operating Officer and Director